Exhibit 99.1

NEWS RELEASE

Rockwood to Acquire Kemira’s 39% interest in Sachtleben TiO2 JV

Princeton, NJ (February 14, 2013) — Rockwood Holdings, Inc. (NYSE: ROC) announced today that it has entered into an agreement to purchase Kemira Oyj’s 39% interest in Sachtleben, the titanium dioxide (“TiO2”) business joint venture of the parties, for EUR 97.5 million. This transaction is expected to close no later than February 19, 2013.

“Given our prior statements that the titanium dioxide business is non-core, it is our key objective this year to explore and execute on the best strategic option for Rockwood. Attaining 100% ownership of the joint venture provides us with the flexibility to achieve this goal in the time frame and manner most optimal for maximizing shareholder value,” said Seifi Ghasemi, Chairman and Chief Executive Officer.

Titanium Dioxide Business

Sachtleben is a leading producer of high quality, specialty grade titanium dioxide, serving a wide variety of customers in the synthetic fibers, plastics, paints, packaging inks, coatings, cosmetics, pharmaceuticals, food, catalyst and paper industries. Sachtleben’s principal products include TiO2 in anatase grade, TiO2 in rutile grade and titanium specialties. This business line also provides recycling services for sulfuric waste acid.

Sachtleben, in September 2008, was formed as a joint venture combining Rockwood’s titanium dioxide pigments and functional additives business and Kemira’s titanium dioxide business. Further, in July 2012, Sachtleben acquired certain business assets, primarily inventory and other production assets, of crenox GmbH, a German titanium dioxide producer from the insolvency administrator, bringing total capacity of the business from the three production plants to approximately 340,000 metric tons.

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Rockwood Holdings, Inc. is a leading global inorganic specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 10,300 people and annual net sales of approximately $3.7 billion in 2011. The company focuses on global niche segments of the specialty chemicals, pigments and additives and advanced materials markets. For more information on Rockwood, please visit www. rocksp. com.

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The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Holdings, Inc. and its subsidiaries and affiliates (“Rockwood”). Words such as

“anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements. Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. “Forward-looking statements” consist of all non-historical information, including any statements referring to the prospects and future performance of Rockwood. Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s periodic reports on file with the Securities and Exchange Commission. Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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Contact:
Nahla Azmy
nazmy@rocksp. com
609-524-1109